Exhibit 99.1

                   Stewart Reports Earnings for Second Quarter

    HOUSTON, July 27 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) reported net earnings of $30.0 million, or $1.65 per diluted share, for the three months ended June 30, 2004, versus net earnings of $41.0 million, or $2.29 per diluted share, for the second quarter of 2003. Revenues in the second quarter increased 1 percent to $565 million from $558 million for the same period last year.

    Total revenues for the first half of 2004 were $1.0 billion, up 3 percent from the same period a year ago. Earnings for the first six months totaled $41.1 million, or $2.26 per diluted share, versus $60.9 million, or $3.40 per diluted share, for the first six months of 2003.

    "We continue our strategies to grow stockholders' wealth -- resulting in book value per share increasing from $34.47 at December 31, 2003 to $36.27 at June 30, 2004," said Malcolm S. Morris, chairman of the board and co-chief executive officer. "We have grown our balance sheet, added key personnel and strategic major-market offices for a nationwide push to expand significantly the higher-margin commercial business. Our prior investment of stockholders' capital into our commercial title operations is generating returns exceeding our expectations. Our year-to-date commercial revenues and profitability are the best in our history and key additions to this segment, such as Title Associates in New York, have continuing potential for growth."

    "We continue to grow both organically and through targeted acquisitions in our lines of business -- we focus on investments that we believe will be accretive to earnings and increase book value," added Morris.

    Representative title agency acquisitions this past quarter included operations in Santa Cruz, California; Marin, California and Pullman, Washington, as well as other offices in Kentucky and Wisconsin. New startup offices included Stewart Insurance Solutions, a property and casualty insurance agent operating initially in five states and Stewart Default Solutions, offering an array of default management and technology to the mortgage and consumer services industry. We also opened a new title agency in Spokane, Washington.

    "SureClose, our transaction management platform, is now available in more than 70 percent of our affiliate offices and branches in addition to more than 100 independent agents," said Stewart Morris, Jr., president and co-chief executive officer. "This on-line transaction folder provides access for customers to view the status and documents involving their real estate transactions. We continue investing in technology to reach our goals to increase revenues, productivity and future profit margins.

    "Our new office in Istanbul, Turkey, which provides escrow, title guaranty and closing services to foreign buyers, continues Stewart's systematic international expansion," added Morris. "Stewart International's new Land Projects Division targets municipal and national governments with services and products including land registries, mapping and GIS services and property taxation systems. This division provides a one-stop shop and cross-selling group in offering our expanding array of services and products."

    Title orders per working day for the second quarter of 2004 were down 29 percent from the same period in 2003. For the month of June 2004, orders per working day declined 42 percent compared with the same period in 2003. The decrease in orders was primarily attributable to a decline in refinancing transactions beginning in the third quarter of 2003, when mortgage interest rates increased. Rates rose above prior-year levels in May 2004. While current rates have retreated to the 6 percent level, in June rates were more than 100 basis points higher than a year ago.

    Total revenues increased slightly in the second quarter of this year primarily because of increased acquisitions, commercial business and home prices. Revenues from direct operations also increased slightly while order counts declined primarily because refinancing transactions represented a larger portion of orders in 2003. However, the company generally earns less revenue on a refinancing transaction.

    The pretax profit margin for the quarter declined from 11.8 percent to 8.4 percent. Periods of record order volumes, such as those that occurred in 2003, resulted in higher margins given the fixed-cost nature of the title business. In addition, technology costs, an increase in policy losses and litigation reserves, opening new offices and rising occupancy costs contributed to lower margins.

    Stewart Information Services Corporation is a technology driven, strategically competitive, real estate information and transaction management company. Stewart provides title insurance and related information services through more than 7,700 issuing locations in the United States and several international markets. Stewart meets the needs of the real estate and mortgage industries through the delivery of information services required for settlement using e-commerce. These services include title reports, flood determinations, document preparation, property reports and background checks. Stewart also supplies post-closing services to lenders, automated county clerk land records, property ownership mapping, and geographic information systems for governmental entities. Stewart provides expertise in tax-deferred exchanges. More information about Stewart can be found at www.stewart.com.

    This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart's expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

     Stewart Information Services Corporation

                                                     Three months
                                                     ended June 30
                                              2004                   2003

    Revenues                          $   565,456,000         $   558,075,000
    Net earnings                      $    29,961,000         $    41,030,000
    Average shares - diluted               18,192,000              17,951,000
    Earnings per share:
      Basic                           $          1.66         $          2.30
      Diluted                         $          1.65         $          2.29


                                                      Six months
                                                     ended June 30
                                              2004                   2003

    Revenues                          $ 1,030,348,000         $   998,999,000
    Net earnings                      $    41,101,000         $    60,905,000
    Average shares - diluted               18,187,000              17,895,000
    Earnings per share:
      Basic                           $          2.27         $          3.42
      Diluted                         $          2.26         $          3.40


     STEWART INFORMATION SERVICES CORPORATION
     STATEMENTS OF EARNINGS
     (In thousands of dollars, except per share amounts)

                                       Three months           Six months
                                       Ended June 30         ended June 30
                                      2004       2003       2004       2003

    Revenues
    Title insurance:
      Direct operations             241,578    240,145    424,112    431,875
      Agency operations             300,595    292,019    558,482    517,584
    Real estate information
     services                        17,711     20,834     35,326     39,884
    Investment income                 5,170      4,535     10,322      9,318
    Investment gains - net              402        542      2,106        338
                                    565,456    558,075  1,030,348    998,999

    Expenses
    Amounts retained by agencies    245,403    239,035    455,455    423,784
    Employee costs                  152,453    147,178    286,803    279,180
    Other operating expenses         81,747     72,599    155,728    139,447
    Title losses and related claims  25,807     22,711     45,087     40,667
    Depreciation                      8,282      6,168     15,258     12,077
    Interest                            272        146        490        361
    Minority interests                3,860      4,144      6,008      6,482
                                    517,824    491,981    964,829    901,998

    Earnings before taxes            47,632     66,094     65,519     97,001
    Income taxes                     17,671     25,064     24,418     36,096
    Net earnings                     29,961     41,030     41,101     60,905

    Average number of
     diluted shares (000)            18,192     17,951     18,187     17,895

    Earnings per share
     - diluted                         1.65       2.29       2.26       3.40

    Segment information:
      Title revenues                547,745    537,241    995,022    959,115
      Title pretax earnings          46,417     61,520     63,070     89,416

      REI revenues                   17,711     20,834     35,326     39,884
      REI pretax earnings             1,215      4,574      2,449      7,585

    Selected financial
     information (000):
      Cash flow from operations      58,273     62,373     83,524     84,911
      Title loss payments
       - net of recoveries           20,039     12,186     32,979     23,776
      Other comprehensive income
       (loss) - net of taxes        (10,046)     5,770     (8,373)     6,642

      Average number of
       basic shares                  18,101     17,833     18,086     17,788
      Number of title orders
       opened                           222        314        445        577


                                                  June 30          December 31
                                                   2004                2003

    Stockholders' equity                          656,538             621,389
    Number of shares outstanding (000)             18,102              18,026
    Book value per share                            36.27               34.47


     STEWART INFORMATION SERVICES CORPORATION
     BALANCE SHEETS (condensed)
     (In thousands of dollars)

                                                  June 30          December 31
                                                   2004                2003

    Assets
    Cash and cash equivalents                     119,824             114,202
    Short-term investments                        171,307             153,322
    Investments - statutory reserve funds         375,379             375,421
    Investments - other                            59,995              59,035
    Receivables                                    69,625              79,025
    Property and equipment                         78,363              74,174
    Title plants                                   49,798              43,216
    Goodwill                                      109,187              79,084
    Other assets                                   63,336              54,388

                                                1,096,814           1,031,867

    Liabilities
    Notes payable                                  41,501              24,583
    Accounts payable and accrued liabilities       82,673              82,147
    Estimated title losses                        280,197             268,089
    Deferred income taxes                          22,061              22,440
    Minority interests                             13,844              13,219

    Contingent liabilities and commitments

    Stockholders' equity
    Common and Class B Common Stock and
     additional paid-in capital                   143,589             141,168
    Retained earnings                             510,208             469,107
    Accumulated other comprehensive earnings        6,646              15,019
    Treasury stock                                 (3,905)             (3,905)

    Total stockholders' equity                    656,538             621,389

                                                1,096,814           1,031,867

    July 27, 2004



SOURCE  Stewart Information Services Corporation
    -0-                             07/27/2004
    /CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart
     Information Services Corporation, +1-713-625-8014/
    /Web site:  http://www.stewart.com /
    (STC)

CO:  Stewart Information Services Corporation
ST:  Texas
IN:  FIN RLT
SU:  ERN